NEWS RELEASE
For More information
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Third Quarter 2012 Results

BIRMINGHAM, AL – (PRNewswire) – November 6, 2012 – ProAssurance Corporation (NYSE: PRA) reports Net Income of $60.1 million, or $1.94 per diluted share for the third quarter of 2012. Operating Income for the third quarter was $52.9 million, or $1.71 per diluted share. Gross Premiums Written were $156.5 million in the third quarter of 2012. At September 30, 2012, Book Value per share was $76.47 and Shareholders’ Equity was $2.3 billion.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross Premiums Written	$156,547	$174,680	$429,223	$450,795
Net Premiums Written	$147,809	$164,798	$397,676	$421,692
Net Premiums Earned	$127,125	$134,627	$395,050	$403,766
Net Investment Income	$33,910	$34,116	$101,912	$106,573
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$211	$(2,264)	$(4,082)	$(6,044)
Net Investment Result	$34,121	$31,852	$97,830	$100,529
Net Realized Investment Gains (Losses)	$13,219	$(11,972)	$22,348	$(5,648)
Other Income	$1,529	$7,471	$5,207	$11,745
Total Revenues	$175,994	$161,978	$520,435	$510,392
Net Losses and Loss Adjustment Expenses	$56,621	$63,176	$174,904	$197,951
Underwriting, Policy Acquisition and Operating Expenses	$33,280	$34,954	$103,083	$103,534
Interest Expense	$350	$932	$2,002	$2,645
Loss on extinguishment of debt	$2,163	$–	$2,163	$–
Total Expenses	$92,414	$99,062	$282,152	$304,130
Tax Expense	$23,474	$19,211	$64,079	$59,768
Net Income	$60,106	$43,705	$174,204	$146,494
Operating Income	$52,946	$48,366	$160,630	$147,007
Net Cash Provided by Operating Activities	$28,651	$53,366	$61,356	$106,418

Earnings per Share
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Weighted average number of common shares outstanding (in 000’s)
Basic	30,674	30,557	30,641	30,577
Diluted	30,938	30,847	30,902	30,844
Net Income per share (Basic)	$1.96	$1.43	$5.69	$4.79
Net Income per share (Diluted)	$1.94	$1.42	$5.64	$4.75
Operating Income per share (Diluted)	$1.71	$1.57	$5.20	$4.77

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax net effects of confidential settlements, the effects of Net Realized Investment (Gains) Losses, Debt Retirement (Gain) or Loss, and Guaranty Fund (Recoupments) Assessments. We believe it presents a useful view of the performance of our insurance operations.

While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the net effect of confidential settlements, Net Realized Investment (Gains) Losses, Debt Retirement (Gain) or Loss, and Guaranty Fund (Recoupments) Assessments during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income	$60,106	$43,705	$174,204	$146,494
Items Excluded in the Calculation of Operating Income:
(Gain) loss on extinguishment of debt	$2,163	$–	$2,163	$–
Net Realized Investment (Gains) Losses	$(13,219)	$11,972	$(22,348)	$5,648
Guaranty Fund (Recoupments) Assessments	$41	$99	$16	$41
Effect of Confidential Settlements (Net)	$–	$(4,900)	$(714)	$(4,900)
Pre-Tax Effect of Exclusions	$(11,015)	$7,171	$(20,883)	$789
Tax Effect at 35%	$3,855	$(2,510)	$7,309	$(276)
Operating Income	$52,946	$48,366	$160,630	$147,007
Per Diluted Common Share:
Net Income	$1.94	$1.42	$5.64	$4.75
Effect of Adjustments	$(0.23)	$0.15	$(0.44)	$0.02
Operating Income Per Diluted Common Share	$1.71	$1.57	$5.20	$4.77

Key Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Current Accident Year Loss Ratio	83.9%	85.6%	84.1%	84.3%
Effect of Prior Accident Years’ Reserve Development	(39.4%)	(38.7%)	(39.8%)	(35.3%)
Net Loss Ratio	44.5%	46.9%	44.3%	49.0%
Expense Ratio	26.0%	25.8%	25.8%	25.2%
Combined Ratio	70.5%	72.7%	70.1%	74.2%
Operating Ratio	43.8%	47.4%	44.3%	47.8%
Return on Equity	10.4%	8.8%	10.3%	10.1%

Return on Equity is calculated by dividing annualized Net Income for the period by the average of beginning and ending Shareholders’ Equity.

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Management Commentary
“We continue to focus on accepting and writing business that meets our risk and pricing goals. While this may affect top-line growth in the current market, in the end it best serves the long-term interests of our shareholders and policyholders. We are producing strong results through the disciplined execution of a long-term strategy that allows us to succeed in a historically volatile line of business. We combine a strict focus on profitable underwriting with a dedication to efficient, effective delivery of new products and unparalleled service to our policyholders and agents, allowing us to enhance the strength of our balance sheet while delivering meaningful value for our shareholders,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He added, “We are confident in our ability to deliver on the promise of Treated Fairly, now and in the future, because of our unique combination of operational discipline, financial strength and wide experience in a broad range of healthcare delivery settings.”

Business Detail

Third quarter 2012 Gross Premiums Written were $157 million, a 10% decrease compared to the year-ago quarter; third quarter Net Premiums Earned were $127 million, a 6% decline over the year-ago quarter. The competitive marketplace, the effect of prior years’ improved loss trends and the normal renewal pattern of our two-year policies reduced our top line, but we are committed to writing only that business that meets our pricing objectives. For the first nine months of 2012, Gross Premiums Written were $429 million, a year-over-year decrease of 5%. Net Premiums Earned for the first nine months of 2012 were $395 million, down 2% over the prior year’s nine-month period.

Premium retention for our standard physician business was 89% in 2012’s third quarter, unchanged from the same period a year ago. Through the first nine months of 2012, premium retention in our standard physician business was 90%, a one point improvement year-over-year.

Average renewal pricing on our physician medical professional liability book was 2% higher than expiring premium, comparing the third quarter of 2012 to the third quarter a year ago. This is partially due to higher rates in our podiatric line of business, where renewals are concentrated in the third quarter. Comparing the first nine months of 2012 to the first nine months of 2011, average renewal pricing on our physician medical professional liability book was higher by 1%.

We recognized $50 million in net favorable loss reserve development in the third quarter of 2012, compared to $52 million in the same period a year ago. For the nine months ended September 30, 2012, net favorable loss reserve development was $158 million, compared to $142 million in 2011. This net favorable development continues to come primarily from accident years 2004 to 2010 and is significantly attributable to loss severity that has proven to be lower than previously expected. The decline in claims frequency we, and the industry, experienced from 2004 to 2010 has generally not resulted in higher average loss payments (i.e., increasing severity), despite expectations to the contrary. Management is now assuming the moderate severity trend to be more sustainable and thus is giving it more credibility in the more recent accident years even though these accident years are not as fully developed. However, given the long-tailed nature of our claims, we continue to be mindful of the potential for severity to increase when recognizing favorable development in accident years that are not mature.

Investment Commentary

In the third quarter of 2012, our Net Investment Result (Net Investment Income plus Equity in Earnings (Loss) of Unconsolidated Subsidiaries) was $34 million, a 7% increase from the same period a year ago. In the third quarter, average yields on fixed income investment balances were marginally higher than in 2011. Additionally, we did see higher earnings from our interests in certain limited partnerships and lower amortization of our tax credit partnership investments. For the nine months ended September 30, 2012, our Net Investment Result was $98 million, down 3% compared to the same period in 2011.

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Net Investment Income was $34 million in the third quarter of 2012, essentially unchanged from a year ago. For the nine months ended September 30, 2012, Net Investment Income was $102 million, a 4% decline from the same period in the prior year. Our average tax equivalent income yield for both the quarter and nine months ended September 30, 2012 was 4.5%, compared with 4.4% in third quarter 2011 and 4.6% for the nine months ended September 30, 2011.

The CUSIP-level disclosure of our investment holdings as of September 30, 2012 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights (in thousands, except per share data)
	September 30, 2012	December 31, 2011
Shareholders’ Equity	$2,349,398	$2,164,453
Total Investments	$4,125,634	$4,090,541
Total Assets	$4,972,666	$4,998,878
Policy Liabilities	$2,497,256	$2,580,966
Accumulated Other Comprehensive Income (Loss)	$158,936	$130,037
Goodwill	$159,625	$159,625
Book Value per Share	$76.47	$70.84

Capital Management

In the third quarter of 2012 we completed the repayment of all of our long-term debt. The debt retirement used $53 million of funds previously authorized by our Board for the repurchase of stock and retirement of debt. This leaves us with $135 million available in that Board authorization. As part of the debt retirement, we recognized a loss of $2.2 million in the third quarter.

Our Board approved quarterly cash dividends of $0.25 per common share, paid in April, July and October of 2012. Please see the Investor Relations section of our website, www.ProAssurance.com, for a comprehensive history of our dividend payments.

Transaction Updates

Documents have been mailed to Medmarc policyholders to provide details on the announced transaction that would demutualize Medmarc and bring it into ProAssurance. Regulatory hearings are scheduled for November 8, 2012, followed by a special meeting of eligible members on December 4, 2012. If the transaction is approved by regulators and eligible members of Medmarc, we expect to close the transaction effective January 1, 2013. Medmarc is one of the nation’s leading underwriters of products liability insurance for medical technology and life sciences, and also underwrites a book of legal professional liability (LPL) insurance. The transaction will expand our core insurance offerings and position us to better respond to diverse needs in healthcare liability, while the legal professional business is an important addition to our expanding LPL book.

Subscribers of Independent Nevada Physicians Insurance Exchange (IND) have approved a transaction that would bring IND into ProAssurance and make ProAssurance the leading writer of medical professional liability insurance in Nevada. The transaction remains subject to regulatory approval, and hearings are scheduled for November 27, 2012, with a projected closing date shortly thereafter.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past six years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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Conference Call Information

Live: Wednesday, November 7, 2012, 10:00 am et. Investors may dial (800) 723-6498 (toll free) or (785) 830-7989. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through November 17, 2012, at (888) 203-1112 or (719) 457-0820, using access code 4431653. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com, through at least November 30, 2012.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

Risks that could adversely affect the proposed mergers of Medmarc Insurance Group (Medmarc) and Independent Nevada Doctors Insurance Exchange (IND) into ProAssurance include, but are not limited to, the following:

the businesses of ProAssurance and Medmarc or ProAssurance and IND may not be combined successfully, or such combination may take longer to accomplish than expected;
the cost savings from either transaction may not be fully realized or may take longer to realize than expected;
operating costs, customer loss and business disruption following either or both transactions, including adverse effects on relationships with employees, may be greater than expected;
governmental approvals of either or both transactions may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of either or both transactions;
there may be restrictions on our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
the board of directors of Medmarc or the Subscriber Advisory Committee (SAC) of IND may withdraw their recommendation in favor of a competing acquisition proposal; and
those policyholders eligible to vote on the proposed Medmarc transaction may fail to approve it.

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The following important factors are among those that could affect the actual outcome of other future events:

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers, employees and key agents, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons;

general economic conditions, either nationally or in our market areas, that are different than anticipated;
our ability to maintain our dividend payments;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;
changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
consolidation of healthcare providers and entities that are more likely to self insure and not purchase medical professional liability insurance;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
an allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;

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changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect recoveries from our reinsurers;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or attempts to initiate a takeover;
state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

taxing authorities can take exception to our tax positions and cause us to incur significant amounts of defense costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8K, and regular reports on Forms 10Q and 10K, particularly in “Item 1A, Risk Factors.”

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